As filed with the Securities and Exchange Commission on May 24, 2012
Registration Nos. 333-80471
333-118299
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-80471
AND
FORM S-8 REGISTRATION STATEMENT NO. 333-118299
THE SECURITIES ACT OF 1933

GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

Granite Construction Incorporated
Amended and Restated 1999 Equity Incentive Plan
(Full title of the plan)
Richard A. Watts
Vice President, General Counsel and Secretary
Granite Construction Incorporated
585 West Beach Street
Watsonville, California 95076
(Name and address of agent for service)
(831) 724-1011
(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to Registration Statements on Form S-8 is filed in order to deregister certain securities issuable under the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (the “1999 Plan”), which were registered under the following Registration Statements on Form S-8, filed by Granite Construction Incorporated (the “Company”) with the Securities and Exchange Commission and becoming effective on the following dates:

1.
File No. 333-80471, pertaining to the registration of 2,500,000 shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”), filed and effective on June 11, 1999 (the “1999 Registration Statement”); and

2.	File No. 333-118299, pertaining to the registration of 500,000 shares of Common Stock, filed and effective on August 17, 2004 (the “2004 Registration Statement”).
At the Annual Meeting of Shareholders of the Company held on May 23, 2012, the Company's shareholders approved the Granite Construction Incorporated 2012 Equity Incentive Plan (the “2012 Plan”), which provides, among other things, that shares of Common Stock authorized for grants or subject to outstanding awards under the 1999 Plan that are not issued or delivered to a participant under the 1999 Plan for any reason shall become available for issuance under the 2012 Plan. As of the date of this Post-Effective Amendment No. 1, there are 978,102 shares of Common Stock that were authorized to be awarded under the 1999 Plan but that, as of the date of this Post-Effective Amendment No. 1, have not been issued and are not subject to outstanding awards granted under the 1999 Plan (the “Unused 1999 Plan Shares”). The Unused 1999 Plan Shares will not be issued under the 1999 Plan, and thus are now available for issuance under the 2012 Plan.
The Company is concurrently filing a separate Registration Statement on Form S-8 to (i) register the Unused 1999 Plan Shares for issuance under the 2012 Plan and (ii) register 1,000,000 additional shares of Common Stock for issuance under the 2012 Plan.
This Post-Effective Amendment No. 1 is hereby filed to: (i) reflect that, following the date hereof, the Unused 1999 Plan Shares may not be issued under the 1999 Plan; (ii) deregister the 500,000 Unused 1999 Plan Shares that were registered pursuant to the 2004 Registration Statement, which 500,000 shares constitute all of the shares of Common Stock registered pursuant to the 2004 Registration Statement; and (iii) deregister the remaining 478,102 Unused 1999 Plan Shares under the 1999 Registration Statement.
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SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on May 24, 2012.
GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Richard A. Watts
Richard A. Watts
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated on May 24, 2012.

Signature	Title
/s/ William H. Powell	Chairman of the Board
William H. Powell

/s/ James H. Roberts	President, Chief Executive Officer
James H. Roberts	And Director
(Principal Executive Officer)

/s/ Laurel J. Krzeminski	Vice President and Chief Financial
Laurel J. Krzeminski	Officer (Principal Financial and
Accounting Officer)

/s/ Claes G. Bjork	Director
Claus G. Bjork

/s/ James W. Bradford, Jr.	Director
James W. Bradford, Jr.

/s/ Gary M. Cusumano	Director
Gary M. Cusumano

/s/ William G. Dorey	Director
William G. Dorey

/s/ David H. Kelsey	Director
David H. Kelsey

/s/ Rebecca A. McDonald	Director
Rebecca A. McDonald